Exhibit 99.1

Marpai, Inc. Interview to Air on Bloomberg U.S. on the RedChip Money Report®

Tampa, FL, November 5, 2021 – Marpai, Inc. (NASDAQ: MRAI), a deep learning technology company transforming third party administration in the healthcare self-funded market, today announced that an interview with CEO Edmundo Gonzalez will air on The RedChip Money Report® on Bloomberg TV, Nov. 6, at 7 p.m. Eastern Time (ET). Bloomberg TV is available in an estimated 73 million homes across the United States.

The RedChip Money Report® is produced by RedChip Companies Inc., an international Investor Relations and media firm with 30 years’ experience focused on Discovering Tomorrow’s Blue Chips Today™. “The RedChip Money Report®" delivers insightful commentary on small-cap investing, interviews with Wall Street analysts, financial book reviews, as well as featured interviews with executives of public companies.

To view the interview segment, please visit:

https://youtu.be/iMmL2avo6lU

About Marpai, Inc.

Marpai is an AI-driven health tech company transforming third party administration in the self-funded market by deploying deep learning, an advanced form of artificial intelligence, to radically reduce costs, improve lives and simplify everything. Marpai predicts near-term health challenges to prevent illness, guides members to top quality providers for best outcomes and uses SMART automation to create efficiencies and make it easy for members to take better care of their health. Operating nationwide in serving over 60 self-funded companies and over 40,000 members, Marpai works with world class provider networks including Aetna and Cigna and partners with brokers and consultants across the U.S.

Forward Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled "Risk Factors" in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Investor Relations Contact:

Dave Gentry
RedChip Companies Inc.
1-800-RED-CHIP (733-2447)
Or 407-491-4498
Dave@redchip.com